4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com
CF Industries Holdings, Inc. Reports Nine Month 2020
Net Earnings of $230 Million, EBITDA of $982 Million
Strong Operational Performance Drives Record 9 Month Sales Volumes
Company to Decarbonize Global Network, Produce Green and Low-Carbon Ammonia
Comprehensive ESG Goals Include Net-Zero Carbon Emissions by 2050

DEERFIELD, IL—November 4, 2020—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for its nine months and third quarter ended September 30, 2020.

Highlights
•Nine month net earnings of $230 million(1), or $1.07 per diluted share; EBITDA(2) of $982 million; adjusted EBITDA(2) of $1,012 million
•Third quarter net loss of $28 million, or $0.13 per diluted share; EBITDA of $196 million; adjusted EBITDA of $204 million
•Trailing twelve month net cash from operating activities of $1,243 million, free cash flow(3) of $756 million
•Lowest 12-month rolling average recordable incident rate in Company history
•Company operations have not experienced pandemic-related disruptions to date
•Company record nine month total sales volumes

“The CF team continues to deliver outstanding operational performance, achieving company-record sales volumes through nine months while establishing a new company-best safety rate,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “Our focus remains protecting the health and well-being of employees while operating safely and efficiently. We are committed to decarbonizing our global production network and positioning CF at the forefront of clean hydrogen supply, which will provide a growth platform to drive long-term shareholder value.”

Long-Term Growth Opportunity in the Clean Energy Economy

On October 29, 2020, the Company announced significant steps to support a global hydrogen and clean fuel economy, which is expected to grow significantly over the next decade, through the production of green and low-carbon ammonia. These include:
•Board-authorized green ammonia project to be built at the Donaldsonville Nitrogen Complex
•Carbon dioxide (CO2) sequestration and other carbon abatement projects to enable low-carbon ammonia production in development
•Comprehensive ESG goals, covering critical environmental, societal, and workforce imperatives, including a dramatic reduction in carbon emissions
•25% reduction in CO2e emissions intensity by 2030 and net-zero carbon emissions by 2050
•Executive compensation tied directly to ESG goals

Green hydrogen and ammonia are expected to be critical contributors to the world achieving net-zero carbon emissions by 2050. Clean hydrogen demand is expected to grow exponentially, with industry experts projecting that hydrogen will meet approximately 20% of the world’s energy need by 2050, up from less than 1% today. Because ammonia is a highly efficient transport and storage mechanism for hydrogen as well as a fuel in its own right, demand for green and low-carbon ammonia is expected to increase significantly along with demand for clean hydrogen. As the world’s largest ammonia producer, CF Industries’ current asset base and technical expertise are well-situated to meet the anticipated demand for hydrogen and ammonia from green and low-carbon sources.

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(1)Certain items recognized during the first nine months of 2020 impacted our financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net (loss) earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.

Operations Overview

CF Industries, whose operations are designated as part of the “critical infrastructure” in each country in which it operates, continues to manage and respond actively to the COVID-19 pandemic. Due to the Company’s safety culture and the precautionary measures put in place across its network to limit potential exposure to the virus, operations have not been disrupted by the COVID-19 pandemic. Since July 1, 2020, the Company has successfully completed scheduled turnaround activity at certain locations, utilizing a range of precautionary measures to protect employees and contractors engaged in these projects. Since the onset of the pandemic, CF has had a small number of employees test positive for COVID-19, which has not affected the Company’s ability to maintain safe staffing levels.

The Company has continued to operate safely and efficiently. As of September 30, 2020, the 12-month rolling average recordable incident rate was 0.17 incidents per 200,000 work hours, the lowest level ever recorded by the Company.

Gross ammonia production for the third quarter of 2020 was approximately 2.5 million tons, and was approximately 7.6 million tons for the first nine months of 2020.

Financial Results Overview

For the first nine months of 2020, net earnings attributable to common stockholders were $230 million, or $1.07 per diluted share; EBITDA was $982 million; and adjusted EBITDA was $1,012 million. These results compare to first nine months of 2019 net earnings attributable to common stockholders of $438 million, or $1.97 per diluted share; EBITDA of $1,314 million; and adjusted EBITDA of $1,285 million.

Net sales in the first nine months of 2020 were $3.0 billion compared to $3.5 billion in the first nine months of 2019. Average selling prices for the first nine months of 2020 were lower than the first nine months of 2019 across all segments due to increased global supply availability as lower global energy costs drove higher global operating rates. Sales volumes in the first nine months of 2020 were higher across most segments compared to the first nine months of 2019 due to greater supply availability.

Cost of sales for the first nine months of 2020 was lower than the first nine months of 2019 due to lower realized natural gas costs, partially offset by the impact of higher sales volumes.

In the first nine months of 2020, the average cost of natural gas reflected in the Company’s cost of sales was $2.11 per MMBtu compared to the average cost of natural gas in cost of sales of $2.86 per MMBtu in the first nine months of 2019.

For the third quarter of 2020, net loss attributable to common stockholders was $28 million, or $0.13 per diluted share; EBITDA was $196 million; and adjusted EBITDA was $204 million. These results compare to third quarter 2019 net earnings attributable to common stockholders of $65 million, or $0.29 per diluted share; EBITDA of $341 million; and adjusted EBITDA of $349 million.

Net sales in the third quarter of 2020 were $0.8 billion compared to $1.0 billion in the third quarter of 2019. Average selling prices for the third quarter of 2020 were lower than the third quarter of 2019 across all segments due to increased global supply availability as lower global energy costs drove higher global operating rates. Sales volumes in the third quarter of 2020 were similar to the third quarter of 2019.

Cost of sales for the third quarter of 2020 was lower than the third quarter of 2019 due primarily to lower realized natural gas costs.

In the third quarter of 2020, the average cost of natural gas reflected in the Company’s cost of sales was $1.91 per MMBtu compared to the average cost of natural gas in cost of sales of $2.24 per MMBtu in the third quarter of 2019.

Capital Management

As of September 30, 2020, the Company had cash and cash equivalents of $553 million on the balance sheet, had no borrowings outstanding under its $750 million revolving credit facility and was in compliance with all applicable covenant requirements under its debt instruments. The Company did not repurchase shares during the third quarter of 2020 and has approximately $560 million remaining under the share repurchase authorization announced in February 2019.

Capital expenditures in the third quarter and first nine months of 2020 were $87 million and $206 million, respectively. Year-to-date capital expenditures are lower than the prior year period due to the deferral of some non-essential capital activity due to the COVID-19 pandemic as well as certain activities being classified as maintenance expense rather than capitalized. The Company projects capital expenditures for full year 2020 will be approximately $350 million.

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the third quarter of 2020 is approximately $32 million.

Nitrogen Market Outlook

The Company expects that the global nitrogen outlook for 2021 will be consistent with recent years, with continued positive demand in North America, India and Brazil with Chinese anthracite coal-based nitrogen complexes remaining the global marginal urea producer and thus setting the global price.

In North America, the Company projects approximately 90 million planted corn acres in the United States in 2021, in line with levels of the last ten years. Plantings will be supported by improved farm economics as corn futures prices have increased approximately 30 percent since the end of July on lower expected 2020 corn supplies, strong feed demand and recovering ethanol production. The healthy level of corn planting in 2021, as well as expected increases in wheat and canola acreage, is expected to underpin a stable level of nitrogen demand in North America.

Global nitrogen requirements are expected to remain robust, driven by continued strong demand for urea imports from India and Brazil. Favorable weather and flat domestic urea production in India has supported record urea tender volumes in 2019 and 2020. The Company projects urea tender volumes in 2021 to ease from record highs, but to be above the five year average of 6.5-7.0 million metric tons. The Company also believes that improved farm incomes and no active domestic urea production in Brazil will continue to support demand for approximately 6.5 million metric tons of urea in 2021.

The Company continues to project that Chinese anthracite coal-based nitrogen complexes will remain the global marginal urea producer and thus set the global price. The price of Chinese anthracite coal has not declined substantially during the COVID-19 pandemic compared to global natural gas prices. Consequently, Chinese urea prices have fallen only modestly, and Chinese exports during the year have been in response to strong demand, primarily through Indian tenders, and occurred at profitable price levels.

North American nitrogen production facilities are expected to remain at the low-end of the global cost curve for the foreseeable future due to access to low-cost North American natural gas. The Company also expects energy spreads between North America and Europe and Asia to continue to widen in 2021 following the unsustainable convergence of global natural gas prices in the first half of 2020 caused by the COVID-19 pandemic. In the absence of higher global nitrogen prices, this will likely pressure margins of higher-cost producers in Europe and Asia, similar to factors that contributed to the recent shutdown of three ammonia plants in Trinidad.

Longer-term, global demand growth for nitrogen over the next four years is expected to outpace net capacity additions given the limited number of facilities currently under construction around the world and expected delays in completing and starting-up new capacity due to the COVID-19 pandemic.

Consolidated Results

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$847	$1,038	$3,022	$3,541
Cost of sales	764	810	2,401	2,594
Gross margin	$83	$228	$621	$947
Gross margin percentage	9.8%	22.0%	20.5%	26.7%

Net (loss) earnings attributable to common stockholders	$(28)	$65	$230	$438
Net (loss) earnings per diluted share	$(0.13)	$0.29	$1.07	$1.97

EBITDA(1)	$196	$341	$982	$1,314
Adjusted EBITDA(1)	$204	$349	$1,012	$1,285

Tons of product sold (000s)	4,743	4,752	14,817	14,555

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$1.92	$2.24	$2.05	$2.87
Realized derivatives (gain) loss in cost of sales(3)	(0.01)	—	0.06	(0.01)
Cost of natural gas in cost of sales	$1.91	$2.24	$2.11	$2.86

Average daily market price of natural gas (per MMBtu):
Henry Hub	$1.95	$2.33	$1.82	$2.57
National Balancing Point UK	$2.69	$3.42	$2.49	$4.56

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$—	$2	$(12)	$3
Depreciation and amortization	$212	$223	$662	$663
Capital expenditures	$87	$143	$206	$297

Production volume by product tons (000s):
Ammonia(4)	2,468	2,336	7,621	7,564
Granular urea	1,149	1,206	3,640	3,836
UAN (32%)	1,572	1,584	4,879	4,810
AN	471	552	1,532	1,585
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(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method.
(3)Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.
(4)Gross ammonia production, including amounts subsequently upgraded into other products.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the Company’s most concentrated form of nitrogen, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen form that the Company upgrades into other nitrogen products such as urea, UAN and AN.

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$165	$187	$722	$847
Cost of sales	174	188	609	654
Gross margin	$(9)	$(1)	$113	$193
Gross margin percentage	(5.5)%	(0.5)%	15.7%	22.8%

Sales volume by product tons (000s)	795	720	2,675	2,548
Sales volume by nutrient tons (000s)(1)	651	590	2,193	2,089

Average selling price per product ton	$208	$260	$270	$332
Average selling price per nutrient ton(1)	253	317	329	405

Adjusted gross margin(2):
Gross margin	$(9)	$(1)	$113	$193
Depreciation and amortization	34	41	133	123
Unrealized net mark-to-market loss (gain) on natural gas derivatives	—	1	(4)	1
Adjusted gross margin	$25	$41	$242	$317
Adjusted gross margin as a percent of net sales	15.2%	21.9%	33.5%	37.4%

Gross margin per product ton	$(11)	$(1)	$42	$76
Gross margin per nutrient ton(1)	(14)	(2)	52	92
Adjusted gross margin per product ton	31	57	90	124
Adjusted gross margin per nutrient ton(1)	38	69	110	152
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 first nine months periods:

•Ammonia sales volume increased for the first nine months of 2020 compared to 2019 due to greater supply availability.
•Ammonia average selling prices decreased for the first nine months of 2020 compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates.
•Ammonia adjusted gross margin per ton decreased for the first nine months of 2020 compared to 2019 due to lower average selling prices, partially offset by lower realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$249	$327	$915	$1,103
Cost of sales	183	207	612	686
Gross margin	$66	$120	$303	$417
Gross margin percentage	26.5%	36.7%	33.1%	37.8%

Sales volume by product tons (000s)	1,107	1,200	3,802	3,880
Sales volume by nutrient tons (000s)(1)	510	552	1,749	1,785

Average selling price per product ton	$225	$273	$241	$284
Average selling price per nutrient ton(1)	488	592	523	618

Adjusted gross margin(2):
Gross margin	$66	$120	$303	$417
Depreciation and amortization	60	66	198	211
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—	(4)	1
Adjusted gross margin	$126	$186	$497	$629
Adjusted gross margin as a percent of net sales	50.6%	56.9%	54.3%	57.0%

Gross margin per product ton	$60	$100	$80	$107
Gross margin per nutrient ton(1)	129	217	173	234
Adjusted gross margin per product ton	114	155	131	162
Adjusted gross margin per nutrient ton(1)	247	337	284	352
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 first nine months periods:

•Granular urea sales volume for the first nine months of 2020 was slightly lower than in the first nine months of 2019 as scheduled maintenance in the third quarter of 2020 reduced available supply.
•Urea average selling prices decreased for the first nine months of 2020 compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates.
•Granular urea adjusted gross margin per ton decreased for the first nine months of 2020 compared to 2019 due to lower average selling prices, partially offset by lower realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$248	$309	$791	$934
Cost of sales	237	250	675	722
Gross margin	$11	$59	$116	$212
Gross margin percentage	4.4%	19.1%	14.7%	22.7%

Sales volume by product tons (000s)	1,725	1,741	4,955	4,880
Sales volume by nutrient tons (000s)(1)	545	550	1,561	1,537

Average selling price per product ton	$144	$177	$160	$191
Average selling price per nutrient ton(1)	455	562	507	608

Adjusted gross margin(2):
Gross margin	$11	$59	$116	$212
Depreciation and amortization	69	66	186	183
Unrealized net mark-to-market loss (gain) on natural gas derivatives	—	1	(4)	1
Adjusted gross margin	$80	$126	$298	$396
Adjusted gross margin as a percent of net sales	32.3%	40.8%	37.7%	42.4%

Gross margin per product ton	$6	$34	$23	$43
Gross margin per nutrient ton(1)	20	107	74	138
Adjusted gross margin per product ton	46	72	60	81
Adjusted gross margin per nutrient ton(1)	147	229	191	258
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 first nine months periods:

•UAN sales volume increased for the first nine months of 2020 compared to 2019 due to greater supply availability.
•UAN average selling prices decreased for the first nine months of 2020 compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates.
•UAN adjusted gross margin per ton decreased in the first nine months of 2020 compared to 2019 due to lower average selling prices, partially offset by lower realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems.

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$109	$136	$343	$389
Cost of sales	96	100	290	308
Gross margin	$13	$36	$53	$81
Gross margin percentage	11.9%	26.5%	15.5%	20.8%

Sales volume by product tons (000s)	548	561	1,671	1,590
Sales volume by nutrient tons (000s)(1)	185	188	564	533

Average selling price per product ton	$199	$242	$205	$245
Average selling price per nutrient ton(1)	589	723	608	730

Adjusted gross margin(2):
Gross margin	$13	$36	$53	$81
Depreciation and amortization	25	24	76	67
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—	—	—
Adjusted gross margin	$38	$60	$129	$148
Adjusted gross margin as a percent of net sales	34.9%	44.1%	37.6%	38.0%

Gross margin per product ton	$24	$64	$32	$51
Gross margin per nutrient ton(1)	70	191	94	152
Adjusted gross margin per product ton	69	107	77	93
Adjusted gross margin per nutrient ton(1)	205	319	229	278
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 first nine months periods:

•AN sales volume increased for the first nine months of 2020 compared to 2019 due to greater supply availability entering 2020.
•AN average selling prices for the first nine months of 2020 decreased compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates.
•AN adjusted gross margin per ton decreased for the first nine months of 2020 compared to 2019 due to lower average selling prices, partially offset by lower realized natural gas costs.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$76	$79	$251	$268
Cost of sales	74	65	215	224
Gross margin	$2	$14	$36	$44
Gross margin percentage	2.6%	17.7%	14.3%	16.4%

Sales volume by product tons (000s)	568	530	1,714	1,657
Sales volume by nutrient tons (000s)(1)	111	103	339	327

Average selling price per product ton	$134	$149	$146	$162
Average selling price per nutrient ton(1)	685	767	740	820

Adjusted gross margin(2):
Gross margin	$2	$14	$36	$44
Depreciation and amortization	18	18	52	54
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—	—	—
Adjusted gross margin	$20	$32	$88	$98
Adjusted gross margin as a percent of net sales	26.3%	40.5%	35.1%	36.6%

Gross margin per product ton	$4	$26	$21	$27
Gross margin per nutrient ton(1)	18	136	106	135
Adjusted gross margin per product ton	35	60	51	59
Adjusted gross margin per nutrient ton(1)	180	311	260	300
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 first nine months periods:

•Other segment sales volume increased for the first nine months of 2020 compared to 2019 as higher sales of NPKs and DEF were offset by lower nitric acid sales.
•Other average selling prices for the first nine months of 2020 decreased compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates.
•Other segment adjusted gross margin per ton decreased for the first nine months of 2020 compared to 2019 due to lower average selling prices, partially offset by lower realized natural gas costs.

Dividend Payment

On October 22, 2020, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on November 30, 2020 to stockholders of record as of November 16, 2020.

Conference Call

CF Industries will hold a conference call to discuss its nine month and third quarter 2020 results at 10:00 a.m. ET on Thursday, November 5, 2020. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries is a leading global manufacturer of hydrogen and nitrogen products for clean energy, emissions abatement, fertilizer, and other industrial applications. We operate manufacturing complexes in the United States, Canada, and the United Kingdom, which are among the most cost-advantaged, efficient and flexible in the world, and an unparalleled storage, transportation and distribution network in North America. Our 3,000 employees focus on safe and reliable operations, environmental stewardship and disciplined capital and corporate management, driving our strategy to leverage and sustainably grow the world’s most advantaged nitrogen and chemicals platform to serve customers, creating long-term shareholder value. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and management’s expectations with respect to the production of green and low-carbon ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the failure of cost competitive global renewable energy capacity to increase significantly; realization of technological improvements required to increase the efficiency and lower the costs of production of green and low-carbon ammonia; development and growth of end market demand and applications for low-carbon hydrogen and ammonia; government regulation, incentives, and initiatives; cost overruns; performance of third parties; permitting matters; and other unforeseen difficulties. Important factors that could cause actual results more generally to differ materially from those in the forward-looking statements include, among others, the impact of the novel coronavirus disease 2019 (COVID-19) pandemic, including measures taken by governmental authorities to slow the spread of the virus, on our business and operations; the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s fertilizer products, the conditions in the international market for nitrogen products, and the intense global competition from other fertilizer producers; conditions in the United States, Europe and other agricultural areas; the volatility of natural gas prices in North America and Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; risks associated with changes in tax laws and disagreements with taxing authorities; the Company’s reliance on a limited number of key facilities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(in millions, except per share amounts)
Net sales	$847	$1,038	$3,022	$3,541
Cost of sales	764	810	2,401	2,594
Gross margin	83	228	621	947
Selling, general and administrative expenses	49	56	154	176
Other operating—net	(4)	(30)	8	(63)
Total other operating costs and expenses	45	26	162	113
Equity in earnings (losses) of operating affiliate	2	(14)	8	(6)
Operating earnings	40	188	467	828
Interest expense	48	63	141	182
Interest income	—	(4)	(18)	(12)
Other non-operating—net	1	(4)	(2)	(7)
(Loss) earnings before income taxes	(9)	133	346	665
Income tax (benefit) provision	(13)	19	33	113
Net earnings	4	114	313	552
Less: Net earnings attributable to noncontrolling interest	32	49	83	114
Net (loss) earnings attributable to common stockholders	$(28)	$65	$230	$438

Net (loss) earnings per share attributable to common stockholders:
Basic	$(0.13)	$0.29	$1.07	$1.98
Diluted	$(0.13)	$0.29	$1.07	$1.97
Weighted-average common shares outstanding:
Basic	213.9	219.0	215.0	221.2
Diluted	213.9	220.7	215.3	222.5

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	September 30, 2020	December 31, 2019
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$553	$287
Accounts receivable—net	234	242
Inventories	298	351
Prepaid income taxes	53	71
Other current assets	33	23
Total current assets	1,171	974
Property, plant and equipment—net	7,724	8,170
Investment in affiliate	86	88
Goodwill	2,357	2,365
Operating lease right-of-use assets	284	280
Other assets	309	295
Total assets	$11,931	$12,172

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$424	$437
Income taxes payable	3	1
Customer advances	143	119
Current operating lease liabilities	93	90
Other current liabilities	18	18
Total current liabilities	681	665
Long-term debt	3,960	3,957
Deferred income taxes	1,201	1,246
Operating lease liabilities	195	193
Other liabilities	419	474
Equity:
Stockholders’ equity	2,826	2,897
Noncontrolling interest	2,649	2,740
Total equity	5,475	5,637
Total liabilities and equity	$11,931	$12,172

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(in millions)
Operating Activities:
Net earnings	$4	$114	$313	$552
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	212	223	662	663
Deferred income taxes	22	31	(74)	116
Stock-based compensation expense	7	7	20	24
Unrealized net loss (gain) on natural gas derivatives	—	2	(12)	3
Unrealized loss on embedded derivative	1	1	2	3
Loss (gain) on disposal of property, plant and equipment	5	2	14	(43)
Undistributed losses (earnings) of affiliate—net of taxes	6	13	(2)	3
Changes in:
Accounts receivable—net	18	(1)	7	(79)
Inventories	(22)	(4)	29	17
Accrued and prepaid income taxes	(140)	(23)	50	12
Accounts payable and accrued expenses	1	27	(42)	(67)
Customer advances	135	163	25	35
Other—net	(26)	(45)	(51)	(36)
Net cash provided by operating activities	223	510	941	1,203
Investing Activities:
Additions to property, plant and equipment	(87)	(143)	(206)	(297)
Proceeds from sale of property, plant and equipment	2	8	2	71
Distribution received from unconsolidated affiliate	1	—	1	—
Insurance proceeds for property, plant and equipment	—	15	2	15
Net cash used in investing activities	(84)	(120)	(201)	(211)
Financing Activities:
Proceeds from short-term borrowings	—	—	500	—
Repayments of short-term borrowings	—	—	(500)	—
Dividends paid on common stock	(64)	(67)	(193)	(200)
Distributions to noncontrolling interest	(86)	(100)	(174)	(186)
Purchases of treasury stock	—	(71)	(100)	(280)
Issuances of common stock under employee stock plans	1	11	4	17
Shares withheld for taxes	(1)	—	(10)	(4)
Net cash used in financing activities	(150)	(227)	(473)	(653)
Effect of exchange rate changes on cash and cash equivalents	1	(2)	(1)	(2)
(Decrease) increase in cash and cash equivalents	(10)	161	266	337
Cash and cash equivalents at beginning of period	563	858	287	682
Cash and cash equivalents at end of period	$553	$1,019	$553	$1,019

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended September 30,
	2020	2019
	(in millions)
Net cash provided by operating activities	$1,243	$1,457
Capital expenditures	(313)	(441)
Distributions to noncontrolling interest	(174)	(186)
Free cash flow	$756	$830

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net (loss) earnings attributable to common stockholders and net (loss) earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net (loss) earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.
The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(in millions)
Net earnings	$4	$114	$313	$552
Less: Net earnings attributable to noncontrolling interest	(32)	(49)	(83)	(114)
Net (loss) earnings attributable to common stockholders	(28)	65	230	438
Interest expense—net	48	59	123	170
Income tax (benefit) provision	(13)	19	33	113
Depreciation and amortization	212	223	662	663
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(21)	(22)	(62)	(63)
Loan fee amortization(1)	(2)	(3)	(4)	(7)
EBITDA	196	341	982	1,314
Unrealized net mark-to-market loss (gain) on natural gas derivatives	—	2	(12)	3
COVID impact: Special COVID-19 bonus for operational workforce	4	—	19	—
COVID impact: Turnaround deferral(2)	7	—	7	—
(Gain) loss on foreign currency transactions, including intercompany loans	(6)	5	7	12
Engineering cost write-off(3)	1	—	9	—
Loss on sale of surplus land	2	—	2	—
Gain on sale of Pine Bend facility	—	—	—	(45)
Property insurance proceeds(4)	—	(15)	(2)	(15)
PLNL withholding tax charge(5)	—	16	—	16
Total adjustments	8	8	30	(29)
Adjusted EBITDA	$204	$349	$1,012	$1,285

Net sales	$847	$1,038	$3,022	$3,541
Tons of product sold (000s)	4,743	4,752	14,817	14,555

Net (loss) earnings attributable to common stockholders per ton	$(5.90)	$13.68	$15.52	$30.09
EBITDA per ton	$41.32	$71.76	$66.28	$90.28
Adjusted EBITDA per ton	$43.01	$73.44	$68.30	$88.29
_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.

(2)Represents expense incurred due to the deferral of certain plant turnaround activities as a result of the COVID-19 pandemic.
(3)Represents costs written off upon the cancellation of a project at one of our nitrogen complexes.
(4)Represents proceeds related to a property insurance claim at one of our nitrogen complexes.
(5)Represents a charge in the three months ended September 30, 2019 on the books of Point Lisas Nitrogen Limited (PLNL), the Company’s Trinidad joint venture, for a tax withholding matter. Amount reflects our 50% equity interest in PLNL.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY

During the three and nine months ended September 30, 2020 and 2019, certain items impacted our financial results. The following table outlines these items and how they impacted the comparability of our financial results during these periods. During the three months ended September 30, 2020 and 2019, we reported net (loss) earnings attributable to common stockholders of $(28) million and $65 million, respectively. During the nine months ended September 30, 2020 and 2019, we reported net earnings attributable to common stockholders of $230 million and $438 million, respectively.

	Three months ended September 30,				Nine months ended September 30,
	2020		2019		2020		2019
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market loss (gain) on natural gas derivatives(1)	$—	$—	$2	$2	$(12)	$(9)	$3	$3
COVID impact: Special COVID-19 bonus for operational workforce(1)	4	3	—	—	19	15	—	—
COVID impact: Turnaround deferral(1)	7	6	—	—	7	6	—	—
(Gain) loss on foreign currency transactions, including intercompany loans(2)	(6)	(5)	5	4	7	5	12	9
Engineering cost write-off(2)	1	1	—	—	9	7	—	—
Loss on sale of surplus land(2)	2	1	—	—	2	1	—	—
Insurance proceeds(2)(3)	—	—	(37)	(29)	(10)	(8)	(37)	(29)
Gain on sale of Pine Bend facility(2)	—	—	—	—	—	—	(45)	(35)
Louisiana incentive tax credit(4)	—	—	—	—	—	—	—	(30)
Terra amended tax returns(5)	—	—	—	—	(16)	(32)	—	—
PLNL withholding tax charge(6)	—	—	16	16	—	—	16	16
_______________________________________________________________________________
(1)    Included in cost of sales in our consolidated statements of operations.
(2)    Included in other operating—net in our consolidated statements of operations.
(3)    Represents proceeds related to an insurance claim at one of our nitrogen complexes. In 2020, consists of $8 million related to business interruption insurance proceeds and $2 million related to property insurance proceeds. In 2019, consists of $22 million related to business interruption insurance proceeds and $15 million related to property insurance proceeds.
(4)    Included in income tax provision in our consolidated statements of operations.
(5)    Included in interest income and income tax provision in our consolidated statements of operations.
(6)    Included in equity in earnings (losses) of operating affiliate in our consolidated statements of operations.